Exhibit 99.1
ALTRA HOLDINGS ANNOUNCES
FINANCIAL RESULTS FOR THE FOURTH QUARTER AND FULL YEAR 2007
QUINCY, MA — March 10, 2008
Altra Holdings, Inc. (NASDAQ: AIMC), a leading global supplier of clutch brakes, couplings, gearing, belted drives and power transmission components, today announced unaudited financial results for the fourth quarter and full year 2007 ended December 31, 2007.
Financial Highlights
•	Quarterly net sales increased 31.4% year-over-year to a record $150.9 million; 2007 net sales increased 26.4% year-over-year to a record $584.4 million.

•	Organic sales grew 11.2% and 9.2% for the fourth quarter and 2007, respectively

•	Annual net sales, net income from continuing operations and recurring diluted EPS reached record levels.

•	Improved leverage to 2.8x Adjusted EBITDA

•	Successfully completed the divestiture of the Adjustable Speed Drives businesses

•	Recurring diluted EPS from continuing operations was $0.22 for the quarter and $1.04 for the full year 2007
Executive Comments on the fourth quarter and full year
“We completed an outstanding performance in 2007 with record financial results in the fourth quarter,” said Michael L. Hurt, Chairman and CEO. “Our strong revenue growth for both the quarter and the full year reflects our ability to introduce new products, expand the customer base and gain market share. In addition to sales leverage, we grew earnings through continuous operational improvements using the Altra Business System, low cost country sourcing and manufacturing, and the integration of the TB Wood’s acquisition. At the same time we continued to strengthen our balance sheet with the retirement of debt, which lowered our Net-Debt to LTM Adjusted EBITDA Ratio to 2.8.”
Financial Results
During the quarter we divested the Adjustable Speed Drives business which is treated as discontinued operations for the quarter and the full year.
Net sales for the fourth quarter of 2007 increased 31.4% to a record $150.9 million from $114.8 million in the fourth quarter of 2006. The organic growth rate was 11.2% in the quarter. Net sales for full year 2007 also reached record levels, increasing 26.4% to $584.4 from $462.3 million in

2006. The organic growth rate was 9.2% for the year. Reported net sales for the fourth quarter and full year exclude $9.4 million and $28.7 million in sales, respectively, from the Adjustable Speed Drives business.
Operating income for the fourth quarter increased 182.1% to $11.0 million from $3.9 million in the fourth quarter of 2006. Excluding restructuring charges totaling $4.1 million, non-cash inventory step-up cost of $0.3 million, and expenses associated with the separation from a former executive of the company totaling $1.3 million, operating income for the fourth quarter of 2007 was $16.7 million. Operating income for 2007 increased 47.9% to $60.8 million from $41.1 million in 2006. Excluding the charges mentioned above which totaled $7.5 million for the full year, operating income for 2007 was $68.3 million.
Reported net income from continuing operations for the fourth quarter was $1.9 million, or $0.07 per diluted share, compared with a loss of $1.8 million, or a loss of $0.46 per share for the fourth quarter of 2006. Net income from continuing operations for full year 2007 increased 50.6% to $13.5 million, or $0.55 per diluted share, from $8.9 million, or $0.46 per diluted share, for 2006.
Recurring diluted earnings per share from continuing operations for the fourth quarter of 2007 grew to $0.22 per diluted share from $0.01 per diluted share in the fourth quarter of 2006. For 2007, recurring diluted earnings per share from continuing operations increased 73.3% to $1.04 per share from $0.60 per share in the prior year. Had we not divested the Adjustable Speed Drives business, recurring diluted earnings per share would have been higher by $0.04 per share for the quarter and $0.09 per share for the full year.
Net loss from discontinued operations (the Adjustable Speed Drives business) for the fourth quarter ended December 31, 2007 was $3.4 million, or a loss of $0.12 per diluted share. For the full year, net loss from discontinued operations was $2.0 million, or a loss of $0.08 per diluted share. The loss is the result of the tax impact of the sale of the Adjustable Speed Drives business partially offset by the operating performance of the business.
Net loss (from continuing and discontinued operations) for the fourth quarter was $1.4 million, or a loss of $0.05 per diluted share, compared with a loss of $1.8 million, or a loss of $0.46 per diluted share, in the fourth quarter of 2006. For full year 2007, net income (from continuing and discontinued operations) was $11.5 million, or $0.47 per diluted share, compared with $8.9 million, or $0.46 per diluted share for 2006.
Business Outlook
“As we go forward in 2008, we are encouraged that most of our end markets continue to expand,” continued Hurt. “This is particularly true in the metals, power generation, aerospace & defense and mining segments. Many of our customers are optimistic that 2008 will be a good year and we are excited about Altra’s future growth opportunities. At the same time, if current concern about a potential recession comes to fruition, we are prepared to react appropriately to any softness in our markets.”

For 2008, the company is forecasting net sales to be in the range of $630 million to $645 million, EBITDA to be $98 to $105 million, and recurring diluted earnings per share to be $1.20 to $1.35. Altra Holdings further expects capital expenditures in the range of $21.0 to $23.0 million, depreciation and amortization in the range of $21.0 to $23.0 million and a tax rate of approximately 36.0%. This guidance reflects the effect of the divestiture of the Adjustable Speed Drives business.
Altra Holdings, Inc.

	(Unaudited)		(Unaudited)
	Quarter Ended		Year to Date Ended
	December 31, 2007	December 31, 2006	December 31, 2007	December 31, 2006
Statement of Operations Data:
In thousands, except per share data

Net sales	$150,864	$114,774	$584,376	$462,285
Cost of sales	108,443	83,877	419,109	336,836

Gross profit	42,421	30,897	165,267	125,449
Selling, general & operating expenses	27,437	25,912	99,288	88,214
Restructuring charges	1,219	1,131	2,399	—
Loss/(Gain) on curtailment of post-retirement benefit plan	2,745	—	2,745	(3,838)

Operating income	11,020	3,854	60,835	41,073
Interest expense, net	7,274	6,097	38,554	25,479
Other expense, net	90	209	612	856

Income from continuing operations before income taxes	3,656	(2,452)	21,669	14,738
Income taxes	1,723	(700)	8,208	5,797

Net income (loss) from continuing operations	1,933	(1,752)	13,461	8,941
Net loss from discontinued operations, net of taxes of $5,507 and $6,109, respectively)	(3,353)	—	(2,001)	—

Net income (loss)	$(1,420)	$(1,752)	$11,460	$8,941

Weighted average common shares outstanding:

Basic	25,110	3,842	23,579	1,183
Diluted	26,105	3,842	24,630	19,525

Earnings per share — Basic

Income (loss) from continuing operations	$0.08	$(0.46)	$0.57	$7.56
Loss from discontinued operations	$(0.14)	$—	$(0.08)	$—

Net income (loss)	$(0.06)	$(0.46)	$0.49	$7.56

Earnings per share — Diluted

Income (loss) from continuing operations	$0.07	$(0.46)	$0.55	$0.46
Loss from discontinued operations	$(0.12)	$—	$(0.08)	$—

Net income (loss)	$(0.05)	$(0.46)	$0.47	$0.46

	(Unaudited)
	December 31, 2007	December 31, 2006
Balance Sheet Data:
In thousands

Assets:
Cash and cash equivalents	$45,807	$42,527
Trade receivables, net	73,248	61,506
Inventories, net	101,835	75,769
Property, plant and equipment, net	116,610	82,387

Long-term debt	$291,399	$228,555

Stockholders’ equity	$146,432	$79,416

Other Financial Data:
Depreciation & amortization	$5,562	$4,300	$21,939	$14,611
Non cash inventory step up costs	$272	—	$926	$2,278
Capital expenditures	$4,830	$3,275	$11,633	$9,408

The company will conduct an investor conference call on Monday, March 10, 2007 at 11:00 AM EDT to discuss its unaudited fourth-quarter and full year 2007 financial results. The public is invited to listen to the conference call by dialing 800-894-5910 domestically or 785-424-1052 for international access, and asking to participate in Conference ID# ALTRA. Also the company has posted slides on its web site at www.altramotion.com in the Investor Relations Section in the Events & Presentations tab to help the participants better follow the discussion. A replay of the recorded conference call will be available until midnight on March 17, 2008. To listen to the replay, dial 800-283-8486 domestically or 402-220-0869 for international access.
Altra Holdings, Inc., through its wholly-owned subsidiary Altra Industrial Motion, Inc., is a leading multinational designer, producer and marketer of a wide range of mechanical power transmission products. The company brings together strong brands covering over 40 product lines with production facilities in twelve countries and sales coverage in over 70 countries. Our leading brands include Boston Gear, Warner Electric, TB Wood’s, Formsprag Clutch, Ameridrives Couplings, Industrial Clutch, Kilian Manufacturing, Marland Clutch, Nuttall Gear, Stieber Clutch, Wichita Clutch, Twiflex Limited, Bibby Transmissions, Matrix International, Inertia Dynamics, Huco Dynatork and Warner Linear.
Discussion of Non-GAAP Measures
As used in this news release and the accompanying slides posted on its website, non-GAAP recurring diluted earnings per share is calculated using net income that excludes non-recurring advisory fees, premiums and interest expense associated with extinguished debt, non-recurring tax benefits and OPEB curtailment gain, restructuring charges and other plant consolidation cost, and other events that management does not consider to be directly related to the company’s core operating performance. Non-GAAP recurring diluted net income per share is calculated by dividing non-GAAP net income by GAAP weighted average shares outstanding (diluted).
Altra believes that the presentation of non-GAAP recurring net income and non-GAAP recurring diluted earnings per share provides important supplemental information to management and investors regarding financial and business trends relating to the company’s financial condition and results of operations. For further information regarding why Altra believes that these non-GAAP measures provide useful information to investors, and some of the limitations associated with the use of these measures, please refer to the company’s Current Report on Form 8-K filed today with the SEC. The Form 8-K is available on the SEC’s website at www.sec.gov or under the Events and Presentations tab of the Investor Relations Section of the Altra website described above.
Forward Looking Statements
All statements, other than statements of historical fact included in this release are forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are based on financial data, market assumptions and business plans available only as of the time the statements are made, which may become out of date or incomplete. Forward-looking statements are inherently uncertain, and investors must recognize that events could differ significantly from our expectations. In addition to the risks and uncertainties noted in this release, there are certain factors that could cause actual results to differ materially from those anticipated by some of the statements made.  These include: (1) competitive pressures, (2) changes in economic conditions in the US and abroad, (3) loss of distributors, (4) the ability to develop new products and respond to customer needs, (5) risks associated with international operations, including currency risks, (6) accuracy of estimated forecasts of OEM customers, (7) increased costs of raw materials used in our products, (8) product liability claims, (9) work stoppages and other labor issues, (10) changes in environmental, tax and other laws and changes in the enforcement of laws, (11) loss of key management and other personnel, (12) changes in pension and retirement liabilities, (13) the ability to achieve business plans, including with respect to an uncertain economic environment; (14) the ability to successfully execute, manage and integrate key acquisitions and mergers (14) failure to obtain or protect intellectual property rights, (15) failure of operating equipment or information technology infrastructure and (16) risks associated with our debt leverage and operating covenants under our debt instruments, (17) as well as other risks, uncertainties and other factors described in the company’s Form 10-Q, Form 10-K and in the company’s other filings with the U.S. Securities and Exchange Commission (SEC) or in materials incorporated therein by reference.  Altra Holdings, Inc. is under no obligation to, and expressly disclaims any obligation to, update or, alter its forward looking statements, whether as a result of new information, future events or otherwise.  AIMC-E
SOURCE: Altra Holdings documents
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CONTACT INFORMATION:
Christian Storch
Chief Financial Officer
Phone: (617) 689-6380
Email: Christian.storch@altramotion.com